Exhibit 99.1

Reed’s Reports Second Quarter 2023 Results

Fourth Consecutive Quarter of YoY Operating Expense and Profitability Improvements

Reiterates Full Year 2023 Margin and Profitability Targets

Norwalk, CT, (August 10, 2023) – Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, is reporting financial results for the three months ended June 30, 2023.

Q2 2023 Financial Highlights (vs. Q2 2022):

●	Net sales were $10.0 million compared to $13.7 million.
●	Gross profit was $2.5 million compared to $3.3 million, with gross margin of 25.1% compared to 24.0%.
●	Delivery and handling costs were reduced by 56% to $3.04 per case.
●	Selling, general and administrative expenses were reduced by 36% to $2.6 million.
●	Operating loss improved to $(1.7) million compared to $(4.5) million.
●	Modified EBITDA loss improved to $(1.6) million compared to $(4.3) million.

Management Commentary

“We continued to execute on our cost-cutting and optimization initiatives during the second quarter, demonstrated by our fourth consecutive period of year-over-year operating expense and modified EBITDA improvements,” said Norman E. Snyder, CEO of Reed’s. “We experienced another quarter of strong order volume across our retail network; however, we were unable to fulfill the demand due to lower inventory levels and an inflated rate of short order shipments. Although these factors offset net sales by approximately $1.6 million in the quarter, we began to improve inventory levels in July following our strategic financing and expect normalized shipping volumes moving forward.

“Given the inventory challenges in the first half of the year, we are adjusting our net sales guidance for 2023 and now expect it to range between $48 and $52 million. However, we are reiterating our modified EBITDA and operating cash flow targets and continue to expect gross margin to surpass 30% for the year. In fact, gross margin in July increased to 32% as inventory levels normalized and our optimization initiatives took hold. We have also recognized $5 million in savings from operating expense reductions, so we are ahead of schedule with our $6 million target. With our normalized inventory levels, lean cost structure, and continued strong demand for Reed’s products, we are well equipped to deliver on our goals in the back half of 2023.”

Second Quarter 2023 Financial Results

During the second quarter of 2023, net sales were $10.0 million compared to $13.7 million in the year-ago period. The decrease was primarily driven by tightened credit terms from select suppliers that impacted the Company’s ability to purchase raw materials, which offset net sales by approximately $1.6 million in the second quarter of 2023.

Gross profit for the second quarter of 2023 was $2.5 million compared to $3.3 million in the same period in 2022. Gross margin increased 105 basis points to 25.1% compared to 24.0% in the year-ago quarter.

Delivery and handling costs were reduced by 56% to $1.7 million during the second quarter of 2023 compared to $3.8 million in the second quarter of 2022. The decrease was primarily driven by renegotiated freight contracts, improved throughput, as well as the Company’s streamlined distribution orbit model. Delivery and handling costs were reduced to 17% of net sales or $3.04 per case, compared to 28% of net sales or $5.00 per case during the same period last year.

Selling, general and administrative costs declined by 36% to $2.6 million during the second quarter of 2023 compared to $4.0 million in the year-ago quarter. As a percentage of net sales, selling, general and administrative costs were reduced to 26% compared to 29%.

Operating loss during the second quarter of 2023 improved to $1.7 million or $(0.55) per share, compared to $4.5 million or $(2.01) per share in the second quarter of 2022.

Modified EBITDA loss improved to $1.6 million in the second quarter of 2023 compared to a loss of $4.3 million in the second quarter of 2022.

Liquidity and Cash Flow

For the second quarter of 2023, cash used in operations was $3.4 million compared to $14.1 million for the same period in 2022. The decrease in cash used was primarily driven by lower inventory purchases compared to the year-ago period.

As of June 30, 2023, the Company had approximately $0.4 million of cash and $22.8 million of total debt net of capitalized financing fees. The debt includes $16.2 million from a convertible note and $6.6 million from the Company’s revolving line of credit, which has $6.4 million of additional borrowing capacity. The lower cash balance is a function of timing as the Company utilized funds from its previously closed strategic financing in May to build inventory, which was not produced until after quarter-end.

FY 2023 Financial Outlook

Based on the inventory challenges faced in the first half of the year, the Company is adjusting its net sales guidance to range between $48 million and $52 million for the full year 2023. However, Reed’s continues to expect its gross margin to surpass 30% for the year, $6 million of operating expense reductions and modified EBITDA to turn profitable by the second half of 2023. The Company also continues to expect to turn cash flow positive in the second half of 2023.

Conference Call

The Company will conduct a conference call today, August 10, 2023, at 5:00 p.m. Eastern time to discuss its results for the three months ended June 30, 2023.

Reed’s management will host the conference call, followed by a question-and-answer period.

Date: Thursday, August 10, 2023

Time: 5:00 p.m. Eastern time

Toll-free dial-in number: (888) 886-7786

International dial-in number: (416) 764-8658

Conference ID: 21271777

Webcast: Reed’s Q2 2023 Conference Call

Please dial into the conference call 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the company’s investor relations team at (720) 330-2829.

The conference call will also be broadcast live and available for replay on the investor relations section of the Company’s website at https://investor.reedsinc.com.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are typically identified by terms such as “estimate,” “expect,” “intend,” “believe,” “project,” “should,” “will,” “plan,” and similar expressions. These forward-looking statements are based on current expectations and include our management’s expectations and guidance for fiscal year 2023 under the heading “FY 2023 Financial Outlook”. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. Reed’s 2023 guidance reflects year-to-date and expected future business trends and includes impacts of COVID-19 on the supply chain and logistics as of the date hereof. New supply chain challenges that may develop and further potential inflation cannot be reasonably estimated and are not factored into current fiscal 2023 guidance. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

Financial guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending December 31, 2023. The risks and uncertainties referred to above include, but are not limited to: risks associated with current economic uncertainties tied to the COVID-19 pandemic, including but not limited to its effect on customer demand for the our products and services and the impact of potential delays in supply of product inputs and customer payments; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors; third parties meeting contractual commitments; risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the war in Ukraine, conflict or acts of terrorism; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on May 15, 2023, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829

REED'S, INC,
CONDENSED BALANCE SHEETS
(Amounts in thousands, except share amounts)

	June 30, 2023 (Unaudited)	December 31, 2022
ASSETS		
Current assets:		
Cash	$ 447	$ 533
Accounts receivable, net of allowance of $306 and $252, respectively	3,734	5,671
Inventory, net	13,690	16,175
Receivable from former related party	777	777
Prepaid expenses and other current assets	880	939
Total current assets	19,528	24,095
Property and equipment, net of accumulated depreciation of $933 and $787, respectively	543	766
Intangible assets	627	626
Total assets	$ 20,698	$ 25,487
LIABILITIES AND STOCKHOLDERS' DEFICIT		
Current liabilities:		
Accounts payable	$ 7,201	$ 9,805
Accrued expenses	798	233
Revolving line of credit, net of capitalized financing costs of $282 and $363, respectively	6,560	10,974
Convertible notes payable, current portion, net of debt discount of $505 and $414, respectively	7,241	2,434
Payable to former related party	1,111	2,025
Current portion of lease liabilities	202	187
Total current liabilities	23,113	25,658
Convertible note payable, net of debt discount of $355 and $562, respectively, less current portion	8,945	8,092
Lease liabilities, less current portion	103	207
Total liabilities	32,161	33,957
Stockholders' deficit:		
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 180,000,000 shares authorized; 4,169,131 and 2,519,485 shares issued and outstanding, respectively	-	-
Additional paid in capital	119,138	114,635
Accumulated deficit	(130,695)	(123,199)
Total stockholders' deficit	(11,463)	(8,470)
Total liabilities and stockholders' deficit	$ 20,698	$ 25,487

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus, interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended June 30, 2023, and 2022 (unaudited; in thousands):

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.